BRF S.A.

A PUBLICLY TRADED COMPANY WITH AUTORIZED CAPITAL

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 10th/14 ORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: October 30, 2014, at 09:00 a.m. at Rua Hungria, nº 1.400, 5th floor in the city and state of São Paulo. CHAIR: Abilio Diniz, Chairman; Edina Biava, Secretary. ATTENDANCE: The majority of members. The Board of Directors approved the following matters: RESOLUTIONS: 1. Approval of 3th Quarter 2014 results: The Management Report and Financial Statements for the Fiscal Year ending September 30, 2014, were approved. This matter was discussed jointly with the Audit Committee. 2. Disappropriation of Property – The Board of Executive Officers was authorized to transfer by disappropriation part of the rural subdivisions number 76-A of Tract 23-DV, registration under the number of 9,862 in the General Register of the Jurisdiction of Dois Vizinhos in the state of Paraná corresponding to an area of 442.0m2 for construction work denominated Avenida das Torres, the area having been declared a public utility. 3. Related Parties Policy – The Company and its subsidiaries’ Policy for Transactions with Related  Parties and Other Situation s of Conflict of Interest was  approved. 4. Other internal Company matters. These minutes are an extract of the full minutes of the Meeting of the Board of Directors and were signed by the attending Directors. Abilio dos Santos Diniz, Chairman; Sérgio Ricardo Silva Rosa, Vice Chairman; Carlos Fernando Costa; Eduardo Silveira Mufarej; José Carlos Reis Magalhães Neto; Luiz Fernando Furlan; Manoel Cordeira Silva Filho; Paulo Assunção de Sousa; Vicente Falconi Campos; Walter Fontana Filho. São Paulo, SP, October 30, 2014. (I certify that this is an extract from the original minutes transcribed in Book 4, folios 8 to 13, of the minutes of the Ordinary and Extraordinary Meetings of the Company’s Board of Directors).

EDINA BIAVA

Secretary